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[CITIZENS BANKING CORPORATION LOGO]

                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE                     CONTACT: Charles D. Christy
                                                   Chief Financial Officer
                                                   (810) 237-4200
                                                   Charlie.Christy@cbcf-net.com
                                                   CONTACT: Kathleen Miller
                                                   Investor Relations
                                                   (810) 257-2486
                                                   Kathleen.Miller@cbcf-net.com
                                          TRADED:  NASDAQ
                                          SYMBOL:  CBCF
JULY 15, 2004

                          CITIZENS BANKING CORPORATION
                      ANNOUNCES SECOND QUARTER 2004 RESULTS

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of
$18,722,000 for the three months ended June 30, 2004, compared with net income of $13,214,000 in the same quarter of 2003 and net income of $17,443,000 in the first quarter of 2004. Diluted net income per share was $0.43, an increase of 43.3% compared with $0.30 per diluted share for the same quarter of last year, and an increase of 7.5% compared with $0.40 per diluted share for the first quarter of 2004. Annualized returns on average assets and average equity during the second quarter were 0.97% and 12.00%, respectively, compared with 0.68% and 8.29% in the second quarter of 2003. For the six months ended June 30, 2004, net income was $36,165,000 or $0.83 per diluted share compared with net income of $28,272,000 or $0.65 per diluted share for the same period of 2003.

"Once again, improved credit quality led the way toward a solid quarter of results. We are also pleased with the continued quality growth in our home equity portfolio and the progress being made in our fee-based businesses," stated William R. Hartman, chairman, president and CEO. "The implementation of our `Achieving the Vision' initiatives continues to be well on track enabling us to better serve clients and improve performance," Hartman continued.

KEY HIGHLIGHTS IN THE QUARTER:

o Provision for loan losses declined to $4.5 million compared with $7.0 million in the first quarter of 2004 and $25.7 million in the same quarter of 2003. Net charge-offs declined to $4.4 million in the second quarter compared with $6.8 million in the first quarter of 2004 and $12.0 million in the same quarter of 2003.
o Nonperforming assets decreased $4.2 million or 6.7% to $58.2 million at June 30, 2004 compared with the first quarter and decreased $38.4 million or 39.7% compared with the second quarter of 2003. Both nonperforming assets and net charge-offs are now at their lowest levels in more than three years.
o Compared with the prior quarter, all major categories of fee income increased, led by significantly higher deposit service charges, increased brokerage and investment fees, higher mortgage and other loan income, and higher trust fees and bankcard fees.
o Citizens designated certain securities for sale during the quarter, generating a loss of $2.1 million. The proceeds from the sale will be reinvested in higher yielding securities, which should benefit net interest income in future periods.
o Home equity loans outstanding grew $59.7 million or 7.3% during the second quarter and $247.3 million or 39.5% compared with June 30, 2003 as a result of four successful campaigns completed over the past year.
o Although total deposits declined, market rate savings product promotions contributed to core deposit growth, generating $52 million in new core deposits in the second quarter and $92 million in the first six months of 2004.
o Citizens introduced a new business checking suite of products offering tiered bundled pricing, internet access, and image rendered checks. At quarter end 1,180 new business checking accounts had been opened, resulting in $16.1 million in new core deposits.
o

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o    Consumer and Wealth Management lines of business collaborated in a brokerage sales campaign generating $34 million in brokerage and investment sales and $1.4 million in fee income.
o    Mortgage closing volumes declined to $217 million compared with $491 million in the same quarter of 2003, indicative of the increasing interest rate environment.
o    Citizens announced the opening of its second major Oakland County hub facility in Novi as part of the Oakland County initiative.

BALANCE SHEET
Citizens' total assets at June 30, 2004 were $7.748 billion, an increase of $36.8 million or 0.5% compared with December 31, 2003 and an increase of $55.5 million or .7% from March 31, 2004. Total assets increased due to growth in portfolio loans. Portfolio loans increased $44.4 million or 0.8% compared with year end 2003 and $90.2 million or 1.7% compared with March 31, 2004 as consumer loans, excluding mortgage loans, increased, while mortgage and commercial loans declined.

Consumer loans, excluding mortgage loans, increased $168.1 million or 9.5% at June 30, 2004 compared with December 31, 2003 due to strong growth in home equity loans. Home equity loans increased $124 million or 16.6% in the six months ended June 30, 2004. The recreational vehicle and marine segments of the indirect loan portfolio also experienced strong growth due to higher seasonal demand in the second quarter. Compared with June 30, 2003, consumer loans excluding mortgage loans increased $343.7 million or 21.6%. Compared with June
30, 2003, home equity loans grew $247.3 million or 39.5% as a result of successful loan campaigns and indirect loans grew $125.1 million or 18.5%, due to growth in the recreational vehicle and marine segments. The recreational vehicle and marine segments increased due to higher volume from the addition of new dealers, continued emphasis on relationships with existing dealers and lower liquidations.

Since year end 2003, mortgage loans declined $24.1 million or 4.9% to $470.5 million. The decline in the mortgage portfolio occurred due to normal repayment and refinance activity coupled with Citizens' strategy to sell most new mortgage loan production into the secondary market. Closed mortgage loan volume declined to $217 million in the second quarter of 2004 compared with $491 million in the second quarter of 2003. New mortgage loan production was spurred during the second quarter of 2003 by a strong refinance market as a result of the low interest rate environment. Compared with June 30, 2003, mortgage loans declined
$111.5 million or 19.2% at June 30, 2004 as a result of prepayments from refinancing activity.

Commercial loans decreased $99.6 million or 3.3% at June 30, 2004 compared with December 31, 2003, due to lower demand for commercial credit, high repayment activity and continued reduction of exposure on credits not meeting Citizens' risk parameters. The decline moderated in the second quarter as commercial loans decreased only $9.1 million compared with the $90.5 million reduction in the first quarter of 2004. Continued declines in Citizens' Wisconsin and Iowa markets during the second quarter of 2004 were nearly offset by accelerating growth in Michigan's Oakland County market. Compared with June 30, 2003, commercial loans declined $229.3 million or 7.4% at June 30, 2004.

Deposits decreased $80.8 million to $5.361 billion at June 30, 2004 compared with $5.442 billion at December 31, 2003. The decline in deposits occurred largely within time deposits, reflecting Citizens' less aggressive pricing posture during the low interest rate environment. Time deposits declined $222 million to $1.738 billion at June 30, 2004 compared with $1.960 billion at December 31, 2003.

Core deposits, which exclude time deposits, totaled $3.623 billion at June 30, 2004 an increase of $140.8 million or 4.0% compared with December 31, 2003 and an increase of $65.2 million or 1.8% compared with March 31, 2004. The increase in core deposits occurred primarily as a result of the growth in a new market rate savings product, and to a lesser extent, growth in noninterest checking deposits. A decline in interest-bearing checking deposits partially offset the increase in other core deposits.

CREDIT QUALITY
Nonperforming assets totaled $58.2 million at June 30, 2004, a decrease of $4.2 million or 6.7% compared with March 31, 2004 and a decrease of $38.4 million or 39.7% compared with June 30, 2003 levels. Nonperforming assets represent 1.10%
of total loans at June 30, 2004 compared with 1.20% at March 31, 2004 and 1.82% at June 30, 2003. Loans added to the commercial nonperforming asset category increased to $17.3 million for the quarter compared with $11.7 million in the first quarter of 2004 while loans removed from that category totaled $23.2 million for the quarter compared with $25.1 million in the first quarter of 2004.



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The allowance for loan losses totaled $123.8 million or 2.34% of loans at June
30, 2004, consistent with both the March 31, 2004 level of $123.7 million or 2.38% of loans and the December 31, 2003 level of $123.5 million or 2.36% of loans. Net charge-offs declined to $4.4 million in the second quarter of 2004 compared with $6.8 million in the prior quarter and $12.0 million in the second quarter of 2003. The decline in net charge-offs compared with both the first quarter of 2004 and the second quarter of the prior year was due primarily to lower net charge-offs in the commercial loan portfolio, and to a lesser extent, lower consumer loan net charge-offs.

The provision for loan losses decreased to $4.5 million in the second quarter of 2004 compared with $7.0 million in the first quarter and $25.6 million in the second quarter of 2003. The decline in the provision for loan losses reflects the lower level of net charge-offs, the decline in nonperforming assets and fewer risk rating downgrades on commercial credits during the quarter.

Citizens anticipates both net charge-offs and provision expense to be slightly higher in the third quarter than in the second quarter of 2004, due to the unusually low level of consumer loan charge-offs in the second quarter.

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin declined to 3.98% in the second quarter of 2004 compared with 4.01% in the prior quarter and 4.17% in the second quarter of 2003. The decline in net interest margin compared with the first quarter of 2004 was due to slightly lower yields on earning assets, primarily fixed rate commercial and consumer loans, partially offset by a two basis point decline in the cost of interest-bearing liabilities. The decrease in net interest margin compared with the second quarter of 2003 resulted from declines in yields on all earning asset categories as a result of the lower interest rate environment, as well as a mix shift in earning assets from loans to lower yielding investment securities. For the six months ended June 30, 2004, net interest margin declined to 3.99% compared with 4.25% for the same period of 2003.

Net interest income decreased $3.7 million to $69.2 million in the second quarter of 2004 compared with $72.9 million in the same quarter of 2003 and increased $0.9 million compared with $68.3 million in the first quarter of 2004.
The decrease in net interest income compared with the second quarter of 2003 resulted from the aforementioned decline in the net interest margin and lower average earning assets. The increase in net interest income compared with the first quarter of 2004 resulted from an increase in average earning assets as both loans and investment securities balances increased, partially offset by the aforementioned three basis point decline in the net interest margin. For the six months ended June 30, 2004, net interest income declined $6.9 million to $137.5 million compared with the same period of the prior year due to the decline in net interest margin, partially offset by higher earning assets. Earning assets increased due to the $500 million expansion of the investment portfolio which began late in the first quarter of 2003.

Excluding the effects of the Illinois Bank sale, which is expected to close in the third quarter, Citizens anticipates its net interest income in the third and fourth quarters to be slightly higher than the second quarter level due to an increased volume of earning assets.


NONINTEREST INCOME
Noninterest income for the second quarter of 2004 declined $2.0 million to $22.8 million compared with the second quarter of 2003. The decrease occurred as a result of a $2.1 million loss on investment securities designated for sale during the second quarter. The market value of these available-for-sale securities was below cost due to an increase in market interest rates. The anticipated proceeds of approximately $75 million from the sale of these agency-backed collateralized mortgage obligation securities are expected to be reinvested into securities with a more favorable prepayment risk profile at higher yields, which should benefit net interest income in future periods.

Compared with the prior quarter, all major categories of fee income increased, led by significantly higher deposit service charges, increased brokerage and investment fees, higher mortgage and other loan income, and higher trust fees and bankcard fees. Fees and other income totaled $24.8 million for the second quarter of 2004, unchanged from the same quarter of the prior year and an increase of $2.3 million from the prior quarter. Fees and other income for the second quarter includes a $500,000 gain from the sale of a branch property that was previously anticipated to close in the third quarter.

Noninterest income for the six months ended June 30, 2004 decreased $2.8 million to $45.3 million compared with $48.1 million in the first six months of 2003 due largely to the $2.1 million loss on the sale

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of investment securities in the second quarter of 2004. A significant decline in mortgage and other loan income in the first six months of 2004 compared with the same period of 2003 was mostly offset by sharply higher deposit service charges, increased brokerage and investment fees, and higher trust and bankcard fees.

Deposit service charges for the second quarter of 2004 increased $1.5 million or 20.1% to $9.1 million compared with the second quarter of 2003. For the six month period ended June 30, 2004, deposit service charges increased $3.0 million or 21.0% to $17.1 million compared with the same period in 2003. Initiatives implemented over the last twelve months have improved the revenue generated from overdrafts and, to a lesser extent, other monthly transaction-based charges.

Trust fees increased $0.2 million or 4.7% to $4.5 million in the second quarter of 2004 compared with $4.3 million in the second quarter of 2003, and increased
$0.3 million or 3.4% to $8.8 million in the first six months of 2004 compared with $8.5 million in the same period in 2003. The second quarter and year-to-date increases in trust fees were primarily due to stronger financial markets and Citizens' sales and sales management processes implemented in the first quarter of 2004, which are focused on relationship management and new business development strategies. Total trust assets under administration increased $6 million to $2.626 billion at June 30, 2004 from $2.620 billion at June 30, 2003.

Mortgage and other loan income declined $2.4 million or 43.7% to $3.0 million in the second quarter of 2004 compared with the second quarter of 2003. For the six months ended June 30, 2004, mortgage and other loan income declined $5.3 million or 49.8% to $5.3 million compared with the same period in 2003. The decline in revenue is reflective of the decrease in mortgage origination volume in the three and six months ended June 30, 2004 compared with the same periods of the prior year. Loans sold declined $527 million to $198 million in the six month period ended June 30, 2004 compared with the same period of the prior year.

Brokerage and investment fees increased $0.7 million or 38.5% to $2.7 million in the second quarter of 2004 compared with the second quarter of 2003, and increased $0.8 million or 20.4% to $4.4 million in the first six months of 2004 compared with the same period in 2003. The increases in brokerage and investment fees were primarily due to the successful brokerage sales campaign previously mentioned.

Excluding the effects of the Illinois Bank sale which is expected to close in the third quarter, and excluding the effects of the second quarter securities loss and gain on sale of the branch property, Citizens anticipates total noninterest income in the third and fourth quarters to be comparable to slightly higher than the second quarter level.

NONINTEREST EXPENSE
Noninterest expense increased $5.7 million or 10.3% to $62.1 million in the second quarter of 2004 compared with $56.4 million in the second quarter of 2003 and increased $1.6 million or 2.6% compared with $60.5 million in the first quarter of 2004. The increase from the second quarter of the prior year was due to higher costs in all categories of noninterest expense except equipment. The increase in noninterest expense from the prior quarter was due to higher compensation, professional fees, postage and delivery and loan fee expenses. For the six month period ended June 30, 2004, noninterest expense increased $9.7 million or 8.6% to $122.7 million compared with the same period in 2003. Nearly all categories of noninterest expense increased with the exception of equipment and stationery and supplies.

Salaries and employee benefits increased $1.8 million and $3.6 million for the three and six month periods ended June 30, 2004, respectively, compared with the same periods of the prior year. Salary expense increased in Oakland County by $1.0 million and $2.3 million in the three and six month periods, respectively, due to the previously announced Oakland County expansion initiative. Employee benefits increased in both the three and six month periods due to higher pension and other employee benefits expenses. Normal salary merit increases were offset by a reduction in staffing levels. Citizens had 2,272 full time equivalent employees at June 30, 2004, down from 2,376 at June 30, 2003.

Occupancy costs increased $0.6 million and $1.3 million for the three and six month periods ended June 30, 2004, respectively, compared with the same periods of the prior year. Building rent and other occupancy costs increased $0.2 million and $0.3 million for the three and six month periods, respectively, due to the opening of new branches and an administrative office in Oakland County.
Building repair increased $0.1 million and $0.3 million in the three and six month periods, respectively, due to a change in Citizens' capitalization policy during the fourth quarter of 2003 incorporating higher capitalization

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thresholds on new expenditures. Other occupancy costs increased $0.3 million and
$0.7 million in the three and six month periods, respectively, largely due to higher maintenance, energy and real estate tax expenses.

Advertising and public relations expense increased $1.4 million and $1.5 million for the three and six month periods ended June 30, 2004, respectively, compared with the same periods of the prior year. Advertising to support Citizens'
Oakland County initiative accounted for $1.0 million and deposit-focused promotions accounted for $0.5 million of the six month period increase.

Other loan fee expense increased $0.5 million in both the three and six month periods ended June 30, 2004 compared with the same periods of the prior year.
Loan fee expenses increased due to a higher provision for losses on unfunded loan commitments, waiver of certain client-paid mortgage loan fees and lower deferral of mortgage loan expenses due to the lower mortgage loan origination volume.

Data processing services increased $0.4 million and $0.7 million for the three and six month periods ended June 30, 2004, respectively, compared with the same periods of the prior year. The increase in both periods is due to higher processing costs related to the fourth quarter 2003 system implementation of the new trust and investment accounting systems and operations with SEI Investments, and retirement services recordkeeping systems and operations with EPIC Advisors, Inc. These increases were partially offset by lower processing costs in both periods on Citizens' core loan and deposit systems.

Professional services expense increased $0.3 million and $0.5 million for the three and six month periods ended June 30, 2004, respectively, due to higher legal and other professional fees related to loan collection activity, and higher audit costs related to new control evaluation procedures to comply with section 404 of the Sarbanes-Oxley Act. Equipment expense decreased $0.2 million and $0.7 million, and telephone expense increased $0.3 million and $0.7 million for the three and six month periods ended June 30, 2004, respectively, due to the reclassification of data transmission costs from equipment expense to telephone expense in connection with a new services contract.

Other noninterest expense increased $0.4 million and $1.6 million for the three and six month periods ended June 30, 2004, respectively, compared with the same periods of the prior year. Contributing to the increases were higher non-credit related losses of $0.3 million and $0.8 million for the three and six month periods ended June 30, 2004, respectively, due to higher losses in the current year periods and an unusually low level of such losses in the prior year periods. In addition, training and travel expenses increased $0.3 and $0.6 million in the three and six month periods, respectively, while lower deferred loan origination costs also increased other expenses by $0.3 million and $0.5 million in the three and six month periods, respectively. Partially offsetting these increases were lower expenses for other real estate which declined $0.5 million and $0.7 million in the three and six month periods, respectively.

Excluding the effects of the Illinois Bank sale which is expected to close in the third quarter, Citizens anticipates that noninterest expense in the third and fourth quarters will remain comparable to the second quarter level.

OAKLAND COUNTY
Citizens continued its expansion in Oakland County, Michigan, in June with the opening of its second major hub facility, located in the Novi Centre at Haggerty
Centre II in Novi. Similar to the Troy hub opened in February 2004, this facility houses commercial banking, commercial real estate lending, business banking, mortgage banking, and wealth management, as well as a new temporary branch. A new stand-alone bank branch will be constructed on property adjacent to Novi Centre. Citizens announced in November 2003 that its Oakland County expansion would include the two new hub offices and the eventual opening of as many as 10 to 14 new branches. Three locations are now complete with plans for an additional three this year.

CONSOLIDATION OF CHARTERS
On July 9, 2004, Citizens Banking Corporation announced that the company had filed applications with the Federal Reserve Bank of Chicago and the State of Michigan Office of Financial and Insurance Services to consolidate its Michigan and Wisconsin subsidiary banks. Upon completion of the consolidation, F&M Bank
-- Wisconsin will become part of Citizens' Michigan subsidiary bank. The resulting bank will be regulated as a State of Michigan, Federal Reserve member bank.

Although the consolidation is not expected to have a significant effect on Citizens' financial statements, Charles D. Christy, chief financial officer, said the consolidation of the charters will create a more efficient banking franchise by allowing the combined banks to operate as a single entity. "The consolidation will

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eliminate the need for separate regulatory reporting and separate accounting and financial tracking by the two banks," Christy said. "This action also will allow the company to make more efficient use of its capital." The consolidation of charters was driven more by the decision making and operational efficiencies gained than by any new cost reductions. Most of the cost reductions were achieved in 2000 when Citizens converted F&M's operating systems to a common platform. All clients of the Wisconsin and Michigan banks will be notified of the consolidation following Federal Reserve and State of Michigan approval, which is expected to take 60 to 90 days. The corporation's F&M Bank-Iowa franchise was not included in the consolidation at this time because of certain legal and regulatory issues that exist in the state of Iowa.

ILLINOIS BANK SALE
As previously announced Citizens entered a definitive agreement to sell its subsidiary -- Citizens Bank-Illinois, N.A. -- to Metropolitan Bank Group, Inc., of Chicago, Ill., in a cash transaction valued at $26,250,000. The sale is expected to close in the third quarter of 2004. Citizens expects to realize a gain of approximately $12 million on the sale, and anticipates re-deploying the proceeds into one or more strategic alternatives to achieve a similar return. As such, the sale is anticipated to have a negligible impact on future earnings per share. Citizens Bank--Illinois, N.A. has approximately $79 million of loans, $159 million of deposits and $179 million of total assets as of June 30, 2004.

INITIATIVES
Over the past 18 months Citizens has chartered over 70 significant initiatives critical to the achievement of its corporate vision. Of the more than 70
"Achieving the Vision" (ATV) initiatives, 47 have been completed, 23 are in process with 15 of the 23 having a projected completion date prior to year end.
Five initiatives were completed in the second quarter including enhanced voice communications and Human Resource selection, compensation and learning alignment. Active initiatives address among other things, growth, product development, process improvement, service quality and improved technology.

ATV project office manager, Karen Magidsohn, notes "Developing effective change as a core competency is important to the success of our corporation. The ATV initiatives not only bring the vision to life, they are helping build that core competency. Over 400 staff members have been involved in these change initiatives, including all members of the Leadership team."

DIVIDEND ANNOUNCEMENT
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on August 4, 2004, to shareholders of record on July 26, 2004.

OTHER NEWS
Citizens' new brand introduced in November of last year in Oakland County, is being unveiled to the rest of Michigan. During the week of June 2, retail and commercial households in Michigan received a special mailer introducing the new brand of Citizens. This mailer touched on some of the major changes clients will see, such as signage, new logos on their statements, new checks and check cards, advertising and a redesigned web site. The message this mailer conveys to clients is simple: "fresh new look, same great bank." Additionally, Citizens is continuing to plan for the rollout of the new brand in Wisconsin and Iowa in 2005.

During the second quarter of 2004, Citizens repurchased a total of 108,000 shares of its stock at an average price of $30.02. Since the stock repurchase program was announced in October 2001, Citizens has repurchased 2,955,200 shares at an average price of $28.32. As of June 30, 2004, 3,044,800 shares remain to be purchased under programs approved by the Board.

CONFERENCE CALL ANNOUNCEMENT
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John
D. Schwab, chief credit officer, Martin E. Grunst, treasurer and Daniel E.
Bekemeier, chief accounting officer will review the quarter's results in a conference call for investors and analysts beginning at 10:00 AM EDT ON FRIDAY, JULY 16, 2004.

A live audio web cast is available at http://viavid.net/dce.aspx?sid=00001CA3 To participate in the conference call, please call the number below approximately
10 minutes prior to the scheduled conference time: US/Canada Dial-In Number:
(800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID:
8318484 Conference Name: "Citizens Banking Corporation 2nd Quarter Earnings"
R.S.V.P. is not required.



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A playback of the conference call will be available after 2:00pm EDT through
July 30, 2004, by dialing US/Canada Dial-In Number: (800) 642-1687 or
International Dial-In Number: (706) 645-9291 conference ID: 8318484. Also, a playback of the call can be accessed via Citizens' web site, through the Investor Relations section at www.citizensonline.com

CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 180 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact
(including statements that include terms such as "may," "should," "believe,"
"expect," "anticipate," "estimate," "intend," and "plan") are forward-looking statements that involve risks and uncertainties, and Citizens' actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens' loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens' future lending and collections experience and the potential inadequacy of Citizens' loan loss reserves, Citizens' potential inability to continue to obtain third party financing on favorable terms, interest rate fluctuations and the effects on net interest income of changes in Citizens' interest rate risk position, other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, Citizens' potential failure to maintain or improve loan quality levels and origination volume, Citizens' potential inability to continue to attract core deposits, the potential lack of market acceptance of Citizens' products and services, adverse changes in Citizens' relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, changes in accounting rules that negatively impact results of operations or capital, unanticipated environmental liabilities or costs, Citizens' potential inability to integrate acquired operations or complete its restructuring, Citizens' potential inability to successfully expand its Oakland county operations, the effects of terrorist attacks and potential attacks, and Citizens' success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect Citizens' results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####
                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com

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CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                              JUNE 30,            December 31,
(in thousands)                                                                                  2004                  2003
------------------------------------------------------------------------------------------------------------------------------
ASSETS
      Cash and due from banks                                                                $   173,117           $   182,545
      Interest-bearing deposits with banks                                                         2,169                 2,223
      Securities available-for-sale:
          Taxable                                                                              1,527,613             1,536,145
          Tax-exempt                                                                             405,944               429,056
                                                                                             -----------           -----------
          Total securities available-for-sale                                                  1,933,557             1,965,201
      Securities held-to-maturity (fair value of $41,232 and $19,913, respectively)               42,523                19,857
      Mortgage loans held for sale                                                                36,994                44,677
      Loans                                                                                    5,290,078             5,245,702
          Less: Allowance for loan losses                                                       (123,805)             (123,545)
                                                                                             -----------           -----------
          Net loans                                                                            5,166,273             5,122,157
      Premises and equipment                                                                     118,675               112,784
      Goodwill                                                                                    54,785                54,785
      Other intangible assets                                                                     15,482                16,932
      Bank owned life insurance                                                                   81,452                80,461
      Other assets                                                                               122,880               109,448
                                                                                             -----------           -----------
          TOTAL ASSETS                                                                       $ 7,747,907           $ 7,711,070
                                                                                             ===========           ===========
LIABILITIES
      Noninterest-bearing deposits                                                           $   919,924           $   882,429
      Interest-bearing deposits                                                                4,441,510             4,559,838
                                                                                             -----------           -----------
          Total deposits                                                                       5,361,434             5,442,267
      Federal funds purchased and securities sold
          under agreements to repurchase                                                         700,279               588,593
      Other short-term borrowings                                                                 47,641                43,077
      Other liabilities                                                                           79,415                65,112
      Long-term debt                                                                             931,390               936,859
                                                                                             -----------           -----------
          Total liabilities                                                                    7,120,159             7,075,908
SHAREHOLDERS' EQUITY
      Preferred stock - no par value
      Common  stock - no par value                                                                99,333               100,314
      Retained earnings                                                                          523,581               512,045
      Accumulated other comprehensive income                                                       4,834                22,803
                                                                                             -----------           -----------
          Total shareholders' equity                                                             627,748               635,162
                                                                                             -----------           -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $ 7,747,907           $ 7,711,070
                                                                                             ===========           ===========
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                        Three Months Ended                  Six Months Ended
                                                                          June 30,                           June 30,
(in thousands, except per share amounts)                            2004            2003              2004              2003
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                     $  74,073         $  82,519        $ 147,779         $ 167,023
  Interest and dividends on investment securities:
    Taxable                                                         16,021            17,107           31,463            31,541
    Tax-exempt                                                       5,279             5,045           10,523            10,229
  Money market investments                                               2                12                4                99
                                                                 ---------         ---------        ---------         ---------
      Total interest income                                         95,375           104,683          189,769           208,892
                                                                 ---------         ---------        ---------         ---------
INTEREST EXPENSE
  Deposits                                                          15,892            22,522           32,343            47,559
  Short-term borrowings                                              1,798             1,414            3,070             2,034
  Long-term debt                                                     8,467             7,827           16,810            14,873
                                                                 ---------         ---------        ---------         ---------
      Total interest expense                                        26,157            31,763           52,223            64,466
                                                                 ---------         ---------        ---------         ---------
NET INTEREST INCOME                                                 69,218            72,920          137,546           144,426
Provision for loan losses                                            4,500            25,650           11,500            44,642
                                                                 ---------         ---------        ---------         ---------
      Net interest income after provision for loan losses           64,718            47,270          126,046            99,784
                                                                 ---------         ---------        ---------         ---------
NONINTEREST INCOME
  Service charges on deposit accounts                                9,069             7,549           17,111            14,139
  Trust fees                                                         4,528             4,324            8,838             8,544
  Mortgage and other loan income                                     3,047             5,409            5,303            10,563
  Brokerage and investment fees                                      2,651             1,914            4,433             3,682
  Bankcard fees                                                        911               814            1,694             1,549
  Other                                                              4,650             4,826            9,989             9,598
                                                                 ---------         ---------        ---------         ---------
      Total fees and other income                                   24,856            24,836           47,368            48,075
  Investment securities gains (losses)                              (2,053)               11           (2,053)               59
                                                                 ---------         ---------        ---------         ---------
        Total noninterest income                                    22,803            24,847           45,315            48,134
NONINTEREST EXPENSE
  Salaries and employee benefits                                    33,185            31,400           65,124            61,512
  Occupancy                                                          4,922             4,314           10,264             9,009
  Equipment                                                          3,668             3,869            7,310             8,038
  Professional services                                              4,281             3,959            8,209             7,667
  Data processing services                                           3,440             3,058            7,086             6,374
  Postage and delivery                                               1,862             1,683            3,418             3,361
  Advertising and public relations                                   2,038               623            4,183             2,672
  Telephone                                                          1,451             1,135            2,985             2,310
  Stationery and supplies                                              916               873            1,758             1,768
  Other loan fees                                                    1,631             1,146            2,760             2,287
  Other                                                              4,749             4,301            9,580             7,944
                                                                 ---------         ---------        ---------         ---------
        Total noninterest expense                                   62,143            56,361          122,677           112,942
                                                                 ---------         ---------        ---------         ---------
INCOME BEFORE INCOME TAXES                                          25,378            15,756           48,684            34,976
Income tax provision                                                 6,656             2,542           12,519             6,704
                                                                 ---------         ---------        ---------         ---------
NET INCOME                                                       $  18,722         $  13,214        $  36,165         $  28,272
                                                                 =========         =========        =========         =========
NET INCOME PER SHARE:
  Basic                                                               0.43              0.30             0.83              0.65
  Diluted                                                             0.43              0.30             0.83              0.65
AVERAGE SHARES OUTSTANDING:
  Basic                                                             43,292            43,248           43,303            43,376
  Diluted                                                           43,752            43,478           43,806            43,612
-------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                              2ND QTR 2004  1ST QTR 2004   4TH QTR 2003   3RD QTR 2003   2ND QTR 2003
---------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                 $  95,375    $  94,394      $  97,398      $  99,687      $ 104,683
Interest expense                                   26,157       26,066         26,720         28,533         31,763
Net interest income                                69,218       68,328         70,678         71,154         72,920
Provision for loan losses                           4,500        7,000          8,020         10,300         25,650
Net interest income after provision for loan
  losses                                           64,718       61,328         62,658         60,854         47,270
Total fees and other income                        24,856       22,512         21,629         25,012         24,836
Investment securities gains (losses)               (2,053)          --              2             42             11
Noninterest expense                                62,143       60,534         60,446         59,600         56,361
Income tax provision                                6,656        5,863          5,769          6,703          2,542
Net income                                         18,722       17,443         18,074         19,605         13,214
---------------------------------------------------------------------------------------------------------------------

AT PERIOD END (MILLIONS)
Total assets                                    $   7,748    $   7,692      $   7,711      $   7,787      $   7,789
Total earning assets                                7,305        7,279          7,278          7,356          7,334
Total loans                                         5,290        5,200          5,246          5,226          5,287
Total deposits                                      5,361        5,461          5,442          5,482          5,660
Total shareholders' equity                            628          654            635            634            639
---------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES (MILLIONS)
Total assets                                    $   7,769    $   7,640      $   7,697      $   7,812      $   7,809
Total earning assets                                7,338        7,228          7,279          7,378          7,387
Total loans                                         5,269        5,197          5,220          5,183          5,253
Total deposits                                      5,435        5,474          5,481          5,610          5,723
Total shareholders' equity                            628          644            626            620            639
Shareholders' equity / assets                        8.08 %       8.43 %         8.13 %         7.94 %         8.18 %
---------------------------------------------------------------------------------------------------------------------

CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                $  48,191    $  54,565      $  68,744      $  83,278      $  87,928
Loans 90 or more days past due and still
  accruing                                            298          201            345            601            607
Restructured loans                                     52           52             --             --             --
                                                ---------    ---------      ---------      ---------      ---------
      Total nonperforming loans                    48,541       54,818         69,089         83,879         88,535
Other repossessed assets acquired (ORAA)            9,673        7,592          7,943          7,350          8,044
                                                ---------    ---------      ---------      ---------      ---------
      Total nonperforming assets                $  58,214    $  62,410      $  77,032      $  91,229      $  96,579
                                                =========    =========      =========      =========      =========

Allowance for loan losses                       $ 123,805    $ 123,703      $ 123,545      $ 123,265      $ 123,302
Allowance for loan losses ratio                      2.34 %       2.38 %         2.36 %         2.36 %         2.33 %
Allowance for loan losses as a percent of
  nonperforming assets                             212.67       198.21         160.38         135.12         127.67
Allowance for loan losses as a percent of
  nonperforming loans                              255.05       225.66         178.82         146.96         139.27
Nonperforming assets as a percent of loans
  plus ORAA                                          1.10         1.20           1.47           1.74           1.82
Nonperforming assets as a percent of total
  assets                                             0.75         0.81           1.00           1.17           1.24
Net loans charged off as a percent of
  average loans (annualized)                         0.33         0.53           0.59           0.80           0.92
Net loans charged off (000)                     $   4,398    $   6,842      $   7,740      $  10,337      $  12,043
---------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net Income (loss):
      Basic                                     $    0.43    $    0.40      $    0.42      $    0.45      $    0.30
      Diluted                                        0.43         0.40           0.41           0.45           0.30
Dividends                                           0.285        0.285          0.285          0.285          0.285
Market Value:
      High                                      $   33.99    $   34.00      $   34.26      $   28.01      $   28.17
      Low                                           28.31        31.55          26.41          24.77          21.72
      Close                                         31.05        32.63          32.72          26.41          27.01
Book value                                          14.51        15.09          14.69          14.67          14.77
Shares outstanding, end of period (000)            43,263       43,343         43,242         43,220         43,260
---------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                            3.98 %       4.01 %         4.07 %         4.06 %         4.17 %
Return on average assets                             0.97         0.92           0.93           1.00           0.68
Return on average shareholders' equity              12.00        10.89          11.45          12.55           8.29
Efficiency ratio (1)                                63.78        64.26          63.16          59.90          55.74
---------------------------------------------------------------------------------------------------------------------

(1) Excludes investment securities gains (losses)

-------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY AND COMPARISON                                    FOR THE SIX MONTHS ENDED
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                               JUNE 30,
                                                                  2004                  2003              % CHANGE
-------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                                $ 189,769             $ 208,892              (9.2)%
Interest expense                                                  52,223                64,466             (19.0)
Net interest income                                              137,546               144,426              (4.8)
Provision for loan losses                                         11,500                44,642             (74.2)
Net interest income after provision for loan losses              126,046                99,784              26.3
Total fees and other income                                       47,368                48,075              (1.5)
Investment securities gains (losses)                              (2,053)                   59               N/M
Noninterest expense                                              122,677               112,942               8.6
Income tax provision                                              12,519                 6,704              86.7
Net income                                                        36,165                28,272              27.9
-------------------------------------------------------------------------------------------------------------------

AT PERIOD END (MILLIONS)
Total assets                                                   $   7,748             $   7,789              (0.5)%
Total earning assets                                               7,305                 7,334              (0.4)
Total loans                                                        5,290                 5,287               0.1
Total deposits                                                     5,361                 5,660              (5.3)
Total shareholders' equity                                           628                   639              (1.8)
-------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES (MILLIONS)
Total assets                                                   $   7,705             $   7,633               0.9 %
Total earning assets                                               7,283                 7,216               0.9
Total loans                                                        5,233                 5,297              (1.2)
Total deposits                                                     5,455                 5,788              (5.8)
Total shareholders' equity                                           636                   641              (0.8)
Shareholders' equity / assets                                       8.25%                 8.40%             (1.7)
-------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net Income:
      Basic                                                    $    0.83             $    0.65              27.7 %
      Diluted                                                       0.83                  0.65              27.7
Dividends                                                          0.570                 0.570               0.0

Market Value:
      High                                                     $   34.00             $   28.17              20.7
      Low                                                          28.31                 21.72              30.3
      Close                                                        31.05                 27.01              15.0
Book value                                                         14.51                 14.77              (1.8)
Tangible book value                                                12.89                 13.08              (1.5)
Shares outstanding, end of period (000)                           43,263                43,260               0.0
-------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS  (ANNUALIZED)
Net interest margin (FTE) (1)                                       3.99 %                4.25 %            (6.1)%
Return on average assets                                            0.94                  0.75              25.3
Return on average shareholders' equity                             11.44                  8.89              28.7
Net loans charged off as a percent of average loans                 0.43                  1.06             (59.4)
-------------------------------------------------------------------------------------------------------------------

(1) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $6,718,000 and $6,829,000 for the six months ended June 30, 2004 and 2003, respectively, based on a tax rate of 35%.

N/M - not meaningful

----------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                         Quarter Ended
                                            --------------------------------------------------------------------------
                                             June 30          Mar 31          Dec 31         Sept 30          June 30
(in thousands)                                2004             2004            2003            2003             2003
----------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts         $  9,069         $  8,042        $  8,074        $  7,703         $  7,549
Trust fees                                     4,528            4,310           4,615           4,368            4,324
Mortgage and other loan income                 3,047            2,256           2,079           5,404            5,409
Brokerage and investment fees                  2,651            1,782           1,705           2,333            1,914
Bankcard fees                                    911              783             732             761              814
Other income                                   4,650            5,339           4,424           4,443            4,826
                                            --------         --------        --------        --------         --------
  Total fees and other income                 24,856           22,512          21,629          25,012           24,836
Investment securities gains (losses)          (2,053)              --               2              42               11
                                            --------         --------        --------        --------         --------
TOTAL NONINTEREST INCOME                    $ 22,803         $ 22,512        $ 21,631        $ 25,054         $ 24,847
                                            ========         ========        ========        ========         ========

NONINTEREST EXPENSE:
Salaries and employee benefits              $ 33,185         $ 31,939        $ 29,774        $ 31,036         $ 31,400
Occupancy                                      4,922            5,342           5,112           4,328            4,314
Equipment                                      3,668            3,642           3,989           4,060            3,869
Professional services                          4,281            3,928           5,202           4,946            3,959
Data processing services                       3,440            3,646           3,145           3,225            3,058
Postage and delivery                           1,862            1,556           1,796           1,739            1,683
Advertising and public relations               2,038            2,145           1,719           1,395              623
Telephone                                      1,451            1,534           1,314           1,169            1,135
Stationery and supplies                          916              842           1,256             911              873
Other loan fees                                1,631            1,129           1,192           1,360            1,146
Special charge                                    --               --              --            (370)            (221)
Other expense                                  4,749            4,831           5,947           5,801            4,522
                                            --------         --------        --------        --------         --------
TOTAL NONINTEREST EXPENSE                   $ 62,143         $ 60,534        $ 60,446        $ 59,600         $ 56,361
                                            ========         ========        ========        ========         ========
----------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES, YIELDS AND RATES
                                                                             THREE MONTHS ENDED
                                            -------------------------------------------------------------------------------------
                                                   JUNE 30, 2004                MARCH 31, 2004                JUNE 30, 2003
                                            -------------------------------------------------------------------------------------
                                              AVERAGE         AVERAGE          AVERAGE       AVERAGE       AVERAGE      AVERAGE
(in thousands)                                BALANCE         RATE (1)         BALANCE       RATE (1)     BALANCE (2)  RATE (1)(2)
---------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                       $      1,904       0.38 %    $      1,977       0.48 %    $     7,715       0.61 %
  Investment securities (3):
    Taxable                                         1,579,623       4.06         1,528,829       4.04        1,484,937       4.61
    Tax-exempt                                        427,115       7.61           421,589       7.65          396,288       7.83
  Mortgage loans held for sale                         43,839       6.10            31,885       5.53          183,545       5.70
  Loans:
    Commercial                                      2,900,981       5.38         2,920,584       5.40        3,164,230       5.75
    Real estate                                       483,023       5.74           496,450       5.76          548,778       6.19
    Direct consumer                                 1,114,663       5.51         1,040,543       5.70          890,033       6.59
    Indirect consumer                                 769,978       6.73           739,210       6.89          649,677       7.43
                                                 ------------                 ------------                 -----------
       Total earning assets                         7,321,126       5.41         7,181,067       5.47        7,325,203       5.91
  NONEARNING ASSETS
  Cash and due from banks                             161,584                      160,763                     163,210
  Investment security fair value adjustment            17,220                       47,041                      62,182
  Other nonearning assets                             394,071                      377,037                     376,946
  Allowance for loan losses                          (125,200)                    (125,637)                   (118,463)
                                                 ------------                 ------------                 -----------
      Total assets                               $  7,768,801                 $  7,640,271                 $ 7,809,078
                                                 ============                 ============                 ===========
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                      $  1,315,875       0.72      $  1,358,556       0.73      $ 1,289,092       0.96
    Savings deposits                                1,383,164       0.64         1,288,269       0.52        1,355,646       0.79
    Time deposits                                   1,818,784       2.50         1,955,036       2.53        2,209,352       3.05
  Short-term borrowings                               687,927       1.05           508,252       1.00          476,878       1.19
  Long-term debt                                      935,479       3.64           938,677       3.57          877,184       3.58
                                                 ------------                 ------------                 -----------
      Total interest-bearing liabilities            6,141,229       1.71         6,048,790       1.73        6,208,152       2.05
NONINTEREST-BEARING LIABILITIES AND
  SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                          917,203                      872,200                     869,347
  Other liabilities                                    82,768                       75,116                      92,470
  Shareholders' equity                                627,601                      644,165                     639,109
                                                 ------------                 ------------                 -----------
      Total liabilities and shareholders         $  7,768,801                 $  7,640,271                 $ 7,809,078
        ' equity                                 ============                 ============                 ===========

INTEREST SPREAD                                                     3.70 %                       3.74 %                      3.86 %
Contribution of noninterest bearing
  sources of funds                                                  0.28                         0.27                        0.31
                                                                    ----                         ----                        ----
NET INTEREST INCOME AS A PERCENT OF
  EARNING ASSETS                                                    3.98 %                       4.01 %                      4.17 %
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

                                                                                            SIX MONTHS ENDED JUNE 30,
                                                                        ---------------------------------------------------------
                                                                                     2004                          2003
                                                                        ---------------------------------------------------------
                                                                            AVERAGE       AVERAGE        AVERAGE        AVERAGE
(in thousands)                                                              BALANCE       RATE (1)      BALANCE (2)   RATE (1)(2)
---------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                                               $     1,941       0.43 %      $    19,327       1.02 %
  Investment securities (3):
    Taxable                                                                1,554,226       4.05          1,274,279       4.95
    Tax-exempt                                                               424,352       7.63            400,880       7.85
  Mortgage loans held for sale                                                37,892       5.86            161,035       5.76
  Loans:
    Commercial                                                             2,910,782       5.39          3,209,850       5.80
    Real estate                                                              489,707       5.75            568,128       6.27
    Direct consumer                                                        1,077,603       5.60            873,819       6.75
    Indirect consumer                                                        754,594       6.81            645,630       7.61
                                                                         -----------                   -----------
      Total earning assets                                                 7,251,097       5.44          7,152,948       6.07
NONEARNING ASSETS
  Cash and due from banks                                                    161,174                       167,327
  Investment security fair value adjustment                                   32,131                        63,131
  Other nonearning assets                                                    385,553                       365,813
  Allowance for loan losses                                                 (125,419)                     (116,588)
                                                                         -----------                   -----------
      Total assets                                                       $ 7,704,536                   $ 7,632,631
                                                                         ===========                   ===========
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                                              $ 1,337,216       0.73        $ 1,301,783       1.05
    Savings deposits                                                       1,335,716       0.42          1,362,502       0.82
    Time deposits                                                          1,886,910       2.52          2,262,726       3.14
  Short-term borrowings                                                      598,090       1.03            346,556       1.18
  Long-term debt                                                             937,078       3.61            784,170       3.82
                                                                         -----------                   -----------
      Total interest-bearing liabilities                                   6,095,010       1.72          6,057,737       2.15
NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                                                 894,704                       860,686
  Other liabilities                                                           78,939                        72,985
  Shareholders' equity                                                       635,883                       641,223
                                                                         -----------                   -----------
      Total liabilities and shareholders' equity                         $ 7,704,536                   $ 7,632,631
                                                                         ===========                   ===========

INTEREST SPREAD                                                                            3.72 %                        3.92 %
Contribution of noninterest bearing sources of funds                                       0.27                          0.33
                                                                                           ----                          ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                                         3.99 %                        4.25 %
---------------------------------------------------------------------------------------------------------------------------------

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2) Certain amounts have been reclassified to conform with current year presentation.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

-----------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                  Quarter Ended
                                                       ----------------------------------------------------------------------
                                                          June          Mar 31         Dec 31        Sept 30        June 30
(in thousands)                                            2004           2004           2003           2003           2003
-----------------------------------------------------------------------------------------------------------------------------
Commercial(1)
     Commercial                                          $18,066        $24,359        $37,171        $51,158        $52,760
     Commercial real estate                               14,982         15,310         16,385         17,379         19,568
     Small business                                        2,749          2,052          1,603          1,648          1,466
                                                         -------        -------        -------        -------        -------
       Total commercial                                   35,797         41,721         55,159         70,185         73,794
Consumer:
     Direct                                                4,042          3,471          3,177          3,291          3,208
     Indirect                                                655          1,087          1,247          1,625          1,094
Mortgage                                                   7,697          8,286          9,161          8,177          9,832
Loans 90 days or more past due and still accruing            298            201            345            601            607
Restructured loans                                            52             52             --             --             --
                                                         -------        -------        -------        -------        -------
     Total Nonperforming Loans                            48,541         54,818         69,089         83,879         88,535
Other Reposessed Assets Acquired                           9,673          7,592          7,943          7,350          8,044
                                                         -------        -------        -------        -------        -------
     Total Nonperforming Assets                          $58,214        $62,410        $77,032        $91,229        $96,579
                                                         =======        =======        =======        =======        =======

-----------------------------------------------------------------------------------------------------------------------------

  (1)Changes in commercial nonperforming assets for the quarter (in millions):

                                          Inflows         $ 17.3         $ 11.7         $ 17.8         $ 21.1         $ 36.3
                                         Outflows          (23.2)         (25.1)         (32.8)         (24.7)         (33.7)
                                                         -------        -------        -------        -------        -------
                                       Net change         $ (5.9)       $ (13.4)       $ (15.0)        $ (3.6)        $  2.6
                                                         =======        =======        =======        =======        =======
-----------------------------------------------------------------------------------------------------------------------------

SUMMARY OF LOAN LOSS EXPERIENCE
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                         Quarter Ended
                                                      --------------------------------------------------------------------------
                                                       June 30         Mar 31          Dec 31          Sept 30        June 30
(in thousands)                                           2004           2004            2003             2003           2003
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - beginning of period        $123,703        $123,545        $123,265        $123,302        $109,695

Provision for loan losses                                 4,500           7,000           8,020          10,300          25,650

Charge-offs:
     Commercial                                           2,982           5,703           7,323           9,539           7,577
     Commercial real estate                               1,918           1,151           2,276           1,531           4,321
     Small business                                         167             218             551             348             273
                                                       --------        --------        --------        --------        --------
       Total commercial                                   5,067           7,072          10,150          11,418          12,171
     Real estate mortgage                                   305             193             320             213              76
     Consumer - Direct                                    1,220           1,630           1,388           1,628           1,790
     Consumer - Indirect                                  1,630           1,891           2,580           1,941           2,152
                                                       --------        --------        --------        --------        --------
       Total charge-offs                                  8,222          10,786          14,438          15,200          16,189
                                                       --------        --------        --------        --------        --------

Recoveries:
     Commercial                                           2,202           2,332           4,452           2,882           2,115
     Commercial real estate                                 225             432             927             595             623
     Small business                                         107              17             165             139              93
                                                       --------        --------        --------        --------        --------
       Total commercial                                   2,534           2,781           5,544           3,616           2,831
     Real estate mortgage                                    23              13              --              27               8
     Consumer - Direct                                      560             438             461             504             479
     Consumer - Indirect                                    707             712             693             716             828
                                                       --------        --------        --------        --------        --------
       Total recoveries                                   3,824           3,944           6,698           4,863           4,146
                                                       --------        --------        --------        --------        --------

Net charge-offs                                           4,398           6,842           7,740          10,337          12,043
                                                       --------        --------        --------        --------        --------

Allowance for loan losses - end of period              $123,805        $123,703        $123,545        $123,265        $123,302
                                                       ========        ========        ========        ========        ========

Reserve for loan commitments - end of period           $  3,000        $  2,757        $  2,690        $  2,690        $  2,690
                                                       ========        ========        ========        ========        ========
--------------------------------------------------------------------------------------------------------------------------------

                             -----------------------------------------------------------------------
                                                For the Quarter Ended June 30, 2004
                             -----------------------------------------------------------------------
                                                            Consumer -    Consumer -
                             Commercial      Real estate     Direct        Indirect        Total
                             -----------------------------------------------------------------------
Charge-offs:
     Michigan                 $ 1,218        $   136        $   737        $ 1,630        $ 3,721
     Wisconsin                  2,853            121            302             --          3,276
     Iowa                         531             48            159             --            738
     Illinois                     465             --             22             --            487
                              -------        -------        -------        -------        -------
       Total charge-offs        5,067            305          1,220          1,630          8,222
                              -------        -------        -------        -------        -------

Recoveries:
     Michigan                   1,567              9            362            693          2,631
     Wisconsin                    918             --            141             --          1,059
     Iowa                          49             14             31             --             94
     Illinois                      --             --             26             14             40
                              -------        -------        -------        -------        -------
       Total recoveries         2,534             23            560            707          3,824
                              -------        -------        -------        -------        -------

Net charge-offs               $ 2,533        $   282        $   660        $   923        $ 4,398
                              =======        =======        =======        =======        =======
----------------------------------------------------------------------------------------------------

                           -----------------------------------------------------------------------
                                         For the Six Months Ended June 30, 2004
                           -----------------------------------------------------------------------
                                                           Consumer -      Consumer -
                              Commercial   Real estate      Direct         Indirect        Total
                           -----------------------------------------------------------------------
Charge-offs:
     Michigan                   $ 4,637      $   166        $ 2,033        $ 3,521        $10,357
     Wisconsin                    5,786          227            521             --          6,534
     Iowa                         1,099          105            240             --          1,444
     Illinois                       617           --             56             --            673
                                -------      -------        -------        -------        -------
       Total charge-offs         12,139          498          2,850          3,521         19,008
                                -------      -------        -------        -------        -------

Recoveries:
     Michigan                     2,829            9            663          1,400          4,901
     Wisconsin                    2,054           13            253             --          2,320
     Iowa                           324           14             50             --            388
     Illinois                       108           --             32             19            159
                                -------      -------        -------        -------        -------
       Total recoveries           5,315           36            998          1,419          7,768
                                -------      -------        -------        -------        -------

Net charge-offs                 $ 6,824      $   462        $ 1,852        $ 2,102        $11,240
                                =======      =======        =======        =======        =======
--------------------------------------------------------------------------------------------------------